Exhibit 99.1

5,7,8/F,Block B, 309 Hanzhongmen Street, NanjingChina,210036 T+86 2589660900 F+86 2589660966 www.grandall.com.cn

Dec.23, 2020

To:Huadi International Group Co., Ltd.

Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands

Re: PRC Legal Opinion for Initial Public Offering of Huadi International Group Co., Ltd on National Association of Securities Dealers Automated Quotations (“NASDAQ”)

Dear Sirs or Madams:

We act as the PRC(the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) counsel to Huadi International Group Co., Ltd (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market, and (iii) the resale by certain selling shareholders of the Company’s Ordinary Shares from time to time.

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A. Assumptions

For the purpose of rendering this legal opinion (this “Opinion”), we have examined the copies of documents, certified or otherwise identified to our satisfaction, provided to us by the Company and the PRC Group Companies and such other documents, corporate records, certificates, approvals, and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by the PRC Government Agencies and officers of the Company (the “Documents”). During such examination, we have assumed that:

(a)	all Documents submitted to us in copies are identical to their originals;
(b)	all signatures, seals and chops on such Documents are authentic;
(c)	all parties in relation to any of the Documents aforesaid or to any other documents as referred to in this Opinion have the requisite power and authority to enter into, and have duly executed and delivered the Documents and performed their obligations hereunder, except those parties with respect to whose power and authority we have opined upon in this Opinion;
(d)	the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this Opinion. Where certain facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by the PRC Government Agencies and representatives of the Company and the PRC Group Companies with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents, and we have qualified this Opinion with regard to such facts as “to our best of our knowledge after due inquiry” without further independent investigation;
(e)	all facts and Documents which may affect this Opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure;
(f)	any Document submitted to us is still effective and has not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry;
(g)	all Governmental Authorizations as defined below, and other official statements or documentations were obtained from the competent PRC Government Agencies by lawful means; and
(h)	all Documents constitute legal, valid, binding and enforceable obligations on the parties thereto (other than those governed by the PRC Laws or to which the PRC Laws are related).

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments thereto or replacements thereof may become effective immediately upon promulgation.

We do not purport to be experts on or generally familiar with or qualified to express legal opinions regarding the laws of any jurisdiction other than the PRC. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

B. Definitions

Unless the context of this Opinion otherwise indicates, the following capitalized terms shall have the meanings ascribed to them below:

“ADSs”	Refers to American Depository Shares.

“AoA”	Refers to articles of association of a company.

“Government Agency”	Refers to any competent government authorities, courts, arbitration commissions, or any legal body exercising or entitled to exercise any administrative, judicial, legislative, police, regulatory or tax authority or power of the similar nature in the PRC.

“Governmental Authorization”	Refers to any approval, consent, permit, authorization, filing, registration, exemption, certificates, permission, waiver, endorsement, annual inspection, qualification or license required by the applicable PRC Laws to be obtained from or with any Government Agency.

“M&A Rules”	Refers to the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and amended on June 22, 2009.

PRC Group Companies” “PRC Company”

Refers to the WOFE (as defined below), and its material PRC subsidiaries listed in Appendix A.

Refers to the Huadi Steel Group Co., Ltd. which is a company incorporated in accordance with the PRC Laws.

“Chinese Resident”	Refers to Chinese resident individual, which includes Chinese citizen with a resident identity certificate, an identity certificate for servicemen, or an identity certificate for armed police of China, or an overseas individual who habitually resides in China for economic interests, although without a legal identity certificate of China, and Chinese organization, which includes an enterprise, a public institution, or another economic organization legally formed in China.

“Prospectus”	Refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Registration Statement”	Refers to the registration statement in Form F-1, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (the “SEC”) relating to the offering by the Company of the ADSs.

“WOFE”	Refers to Wenzhou Hongshun Stainless Steel Co., Ltd. the Company’s wholly-owned subsidiaries located in the PRC.

Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.

C. Opinions

Based on the foregoing, we are of the opinions on the date hereof that:

1)	Incorporation of the PRC Group Companies.

Each of the PRC Group Companies has been duly organized and is validly existing as a limited liability company with full legal person status and is in good standing under the PRC Laws. All Governmental Authorizations required under the PRC Laws for the ownership of equity interests in each of the PRC Group Companies have been obtained. To the best of our knowledge after due inquiry, the AoA and the business license of each of the PRC Group Companies comply with the applicable PRC Laws and are in full force and effect.

2)	Corporate Structure.

To the best of our knowledge after due inquiry, the ownership structure of the PRC Group Companies as set forth under the section captioned [“Corporate Structure”] in the Registration Statement and the Prospectus does not violate the applicable PRC Laws.

3)	M&A Rules.

Based on our understanding of the PRC Laws (including the M&A Rules), the prior approval from the CSRC is not required for the Offering because: (1) the PRC WOFEs were established as foreign-invested enterprises by means of direct investment rather than by merger or acquisition of equity interest or assets of any PRC domestic enterprise owned by PRC companies or individuals as defined under the M&A Rules; (2) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

4)	Foreign Exchange Registration.

Pursuant to regulations on foreign exchange control, prior to making contribution in a special purpose vehicle by a Chinese Resident using its legitimate assets or interests in China or overseas, the Chinese resident shall apply to the compete local branches of State Administration of Foreign Exchange for completion of foreign exchange registration formalities for overseas investment. As of the date of this Opinion, all of the direct or indirect shareholders of the PRC Company who are deemed as the Chinese resident in accordance with the regulations on foreign exchange control have completed the initial registrations with the qualified banks as required by the regulations.

5)	PRC Laws.

The statements set forth in the Registration Statement and the Prospectus under the sections captioned “[Prospectus Summary]”, “[Risk Factors]”, “[Use of Proceeds]”, “[Dividend Policy]”, “[Enforceability of Civil Liabilities]”, “[Legal Matters]” insofar as such statement summarize of the PRC legal or regulatory matters, are true and accurate in all material aspects, and do not omit any material fact which would make such statements misleading.

6)	Enforceability of Civil Procedure.

The recognition and enforcement of foreign judgments are subject to the compliance with the PRC Civil Procedure Law and relevant judicial interpretations on civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, the enforcement of the judgment rendered by a court in the United States or the Cayman Islands exists uncertainty.

D. Qualifications

This Opinion is subject to the following qualifications:

(a)	This Opinion is issued only based on the PRC Laws and we express no opinion as to laws and regulations of any jurisdiction other than the PRC.

(b)	The PRC laws referred to herein are laws and regulations publicly available and currently in force on the date hereof. There is no guarantee that any of the PRC Laws, or the interpretation thereof, or enforcement therefore, will not be changed, amended, or replaced in the immediate future or in the longer term with or without retrospective effect.

(c)	This Opinion is intended to be used in the context specifically referred to herein, and each section should be looked on as a whole regarding the same subject matter, and no part shall be extracted for interpretation separately from this Opinion.

(d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution, or performance of any legal documents that would be deemed as materially mistaken, unconscionable, or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative, or judicial bodies in exercising their authorities in connection with the interpretation, implementation and application of the relevant PRC Laws.

(e)	This Opinion is issued based on our understanding of the current PRC laws. For matters not explicitly provided under the current PRC laws, the interpretation, implementation and application of the specific requirements under the PRC laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinions stated herein.

(f)	Under the PRC legal, administrative, or arbitration system, we have very limited access to the information about the current, pending, or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving the PRC Group Companies, and we are not able to make exhaustive inquiries of the current, pending or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

Save as provided herein, this Opinion shall not be quoted, nor shall a copy of which be given to any person without our express prior written consent except for (i) the submission to the NASDAQ Stock Exchange, (ii) incorporation in the Registration Statement and the Prospectus, which shall be prepared and publicly disclosed for the consummation of the Offering and the listing of the Company’s Ordinary Shares, or (iii) the situation where such disclosure is required to be made by applicable laws and regulations or is requested by the relevant regulatory authorities or courts, or in the addressee’s seeking to establish a defense in any legal or regulatory proceeding or investigation relating to the Offering and such disclosure is required to be made by applicable law or regulation, or is requested by any governmental, judicial, or competent regulatory authority, including without limitation the SEC, or in connection with any dispute, proceedings, investigations or claim to which the addressee is a party relating to the Offering.

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Yours faithfully,

/s/ Grandall Law Firm (Nanjing)
Grandall Law Firm (Nanjing)

Appendix A

List of PRC Group Companies

Wenzhou Hongshun Stainless Steel Co., Ltd

Huadi Steel Group Co., Ltd